Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 23, 2013, in the Registration Statement (Form S-11) filed with the Securities and Exchange Commission on August 23, 2013, and related Prospectus of Brixmor Property Group, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

New York, New York

August 23, 2013